Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of X-Rite, Incorporated for the registration of common stock and junior participating preferred stock purchase rights and to the incorporation by reference therein of our reports dated March 10, 2009, with respect to the consolidated financial statements and schedule of X-Rite, Incorporated, and the effectiveness of internal control over financial reporting of X-Rite, Incorporated, included in its Annual Report (Form 10-K) for the fiscal year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

August 31, 2009